Exhibit 3.4(a)

ARTICLES OF INCORPORATION

OF

T.A.C. TWO, INC.

These Articles of Incorporation are signed by the incorporator for the purpose of forming a profit corporation pursuant to the provisions of Act 284, Public Acts of 1972, as amended, as follows:

ARTICLE I

Name

The name of the corporation is T.A.C. TWO, INC.

ARTICLE II

Corporate Purpose

The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan.

ARTICLE III

Capital Stock

The total number of shares of all classes of stock which the corporation shall have authority to issue is sixty thousand (60,000) shares of Common Stock.

ARTICLE IV

Registered Office and Agent

The name of the resident agent and address of the initial registered office of the corporation are as follows:

B. Thomas Stover

29001 Wall Street

Wixom, Michigan 48393-0407

ARTICLE V

Incorporator

The name and address of the incorporator of the corporation is as follows:

Christopher L. Rizik, Esq.

500 Woodward Avenue, Suite 4000

Detroit, Michigan 48226

ARTICLE VI

Directors’ Liability

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) a violation of Section 551(l) of the Michigan Business Corporation Act, or (iv) for any transaction from which the director derived any improper personal benefit. If the Michigan Business Corporation Act is amended after the date of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation Act, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

I, the incorporator, sign my name this 24th day of July, 1995.

/s/ CHRISTOPHER L. RIZIK

Christopher L. Rizik Incorporator

Fees remitted by and document

to be returned to:

Christopher L. Rizik, Esq.

Dickinson, Wright, Moon, Van Dusen and Freeman

500 Woodward Avenue, Suite 4000

Detroit, Michigan 48226